Mail Stop 3561

      							December 16, 2005


Mr. Antonio Jose Ribeiro dos Santos
Chief Executive Officer
Tele Norte Celular Participacoes S.A.
SCN Quadra 4, Bloco B, Ed. Centro Empresarial Varig, Torre Oeste,
Sala 702-A
70714-000 Brasilia-DF, Brazil

	Re:	Tele Norte Celular Participacoes S.A.
      Form 20-F for Fiscal Year Ended December 31, 2004
		Filed June 30, 2005
		File No. 333-09514-09

Dear Mr. Santos:


	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


								Sincerely,



								Larry Spirgel
								Assistant Director